Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 33-4711

PROSPECTUS SUPPLEMENT DATED May 17, 2004
(To Prospectus filed with the SEC on April 16, 2004)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
AGENTS’ SAVINGS AND PROFIT-SHARING PLAN

This prospectus supplement supplements the prospectus filed with the SEC on April 16, 2004 relating to The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan by providing certain information regarding a change in the investment advisor for separate account (SA) #34 and a subsequent name change for that separate account.

The purpose of this memorandum is to advise you that, effective May 26, 2004, the current investment advisor for Separate Account (SA) #34, Janus Capital Management, LLC, will be replaced with Capital Research and Management, Inc. Also effective May 26, 2004, the name of SA#34 will change to American Funds New Perspective.

The American Funds New Perspective fund seeks to provide long-term growth of capital through investments all over the world, including the United States. It diversifies its holdings among blue chip companies, emphasizing multi-national or global companies and focusing on opportunities generated by changes in global trade patterns and economic and political relationships.